Exhibit 99.1

Press Release

CONTACT:	Array BioPharma
Tricia Haugeto, (303) 386-1193
thaugeto@arraybiopharma.com

ARRAY BIOPHARMA’S CHIEF EXECUTIVE OFFICER ROBERT E. CONWAY RESIGNS

Boulder, Colo., (January 16, 2012) — Array BioPharma Inc. (NASDAQ: ARRY) today announced that Robert E. Conway has resigned as Chief Executive Officer and a Director for personal reasons. The Board has appointed Kyle Lefkoff, Chairman of the Board, to serve as Executive Chairman. In this capacity, Mr. Lefkoff will oversee the Company in the interim and lead the effort to identify a new Chief Executive Officer.

“As Executive Chairman,” Mr. Lefkoff stated, “I will be focused on working with the Array management team to ensure a smooth transition and continued advancement of the Company’s multiple clinical programs in cancer and inflammation and supporting our many partnered programs.”

“I am grateful for the opportunity to have served as Array’s Chief Executive Officer and to have worked with such a high caliber team during my twelve years with the Company,” said Robert E. Conway.   “I would like to thank the entire Array team and Board of Directors for their dedication, creativity and hard work, and I will be available to work with them on transition issues.   My decision to leave Array at this time is for purely personal reasons that are not reflective of any events related to Array.  I am proud of the Company’s accomplishments during my tenure.”

“The Board and Array thank Mr. Conway for his leadership and contributions during his 12-year tenure with the Company,” Mr. Lefkoff remarked. “Under Mr. Conway’s leadership, Array has grown from a drug discovery and early-stage development company to a clinical stage drug development company with a deep pipeline of programs.  These include nine drugs in Phase 2, with the expectation to announce important clinical data during 2012.  His team has raised over $500 million in non-dilutive financing through its partnered programs, and the Company currently has $3.4 billion in potential milestone payments under its collaborations.”

“The Board will commence a search for a new Chief Executive,” said Mr. Lefkoff.  “We will seek an individual who has deep clinical development and commercialization expertise to lead Array in achieving its strategy of becoming a commercial-stage biopharmaceutical company.”

About Array BioPharma

Array BioPharma Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of targeted small-molecule drugs to treat patients afflicted with cancer and inflammatory diseases.  Array has four core proprietary clinical programs:  ARRY-614 for myelodysplastic syndromes, ARRY-520 for multiple myeloma, ARRY-797 for pain and ARRY-502 for asthma.  In addition, Array has 10 partner-funded clinical programs including two MEK inhibitors in Phase 2:  selumetinib with AstraZeneca and MEK162 with Novartis.  For more information on Array, please go to www.arraybiopharma.com.

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Forward-Looking Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about our future plans to progress and develop our proprietary programs, the timing of the announcement of the results of future clinical trials, our ability to receive milestone payments under collaboration agreements and our ability to attract and hire a Chief Executive Officer with the experience we are seeking. These statements involve significant risks and uncertainties, including those discussed in our most recent annual report filed on form 10-K, in our quarterly reports filed on Form 10-Q, and in other reports filed by Array with the Securities and Exchange Commission. Because these statements reflect our current expectations concerning future events, our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors. These factors include, but are not limited to, our ability to continue to fund and successfully progress internal research and development efforts and to create effective, commercially viable drugs; our ability to effectively and timely conduct clinical trials in light of increasing costs and difficulties in locating appropriate trial sites and in enrolling patients who meet the criteria for certain clinical trials; risks associated with our dependence on third-party service providers to successfully conduct clinical trials within and outside the United States; our ability to achieve and maintain profitability and maintain sufficient cash resources; the extent to which the pharmaceutical and biotechnology industries are willing to in-license drug candidates for their product pipelines and to collaborate with and fund third parties on their drug discovery activities; our ability to out-license our proprietary candidates on favorable terms; risks associated with our dependence on our collaborators for the clinical development and commercialization of our out-licensed drug candidates; the ability of our collaborators and of Array BioPharma Inc. to meet objectives tied to milestones and royalties; our ability to attract and retain experienced scientists and management. We are providing this information as of January 16, 2012. We undertake no duty to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements or of anticipated or unanticipated events that alter any assumptions underlying such statements.

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